Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91583) pertaining to the Amended and Restated 1996 Stock Option Plan of SmartServ Online, Inc. and the Registration Statement (Form S-8 No. 333-47936) pertaining to the 1999 Stock Option Plan of SmartServ Online, Inc. and Non-Qualified Stock Option Agreements between SmartServ Online, Inc. and its employees of our report dated February 27, 2001, with respect to the financial statements of SmartServ Online, Inc. included in this Annual Report (Form 10-KSB) for the six month transition period ended December 31, 2000 filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

New York, New York
April 2, 2001